EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement No. 333-204896 on Form S-8 of Hibbett Sports, Inc. of our report dated September 30, 2016, with respect to the statement of net assets available for benefits of Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan as of June 30, 2016, and the related statement of changes in net assets available for benefits for the year ended June 30, 2016, which report appears in the June 30, 2016 Annual Report on Form 11-K of Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan.

Birmingham, Alabama /s/ KPMG LLP
September 30, 2016

END OF EXHIBIT 23.1